Exhibit 5(i)



June 19, 1997


The Hartford Steam Boiler
 Inspection and Insurance Company
One State Street
P.O. Box 5024
Hartford, CT  06102-5024

Ladies and Gentlemen:

In reference to the Registration Statement of The Hartford Steam Boiler Inspection and Insurance Company (hereinafter the "Company") on Form S-8 which is being filed with the Securities and Exchange Commission in connection with the registration of the Company's common stock, without par value (the "Common Stock") to be offered under The Hartford Steam Boiler Inspection and Insurance Company 1995 Stock Option Plan (the "Plan"), you have asked my opinion as General Counsel of the Company, on the validity of the issuance of the shares being registered.

In rendering this opinion, I, or attorneys under my supervision, have examined the Plan, the Company's Charter and By-laws as presently in effect, the minutes of applicable Board meetings relating to the Plan, and such other records of the Company which I deem necessary under the circumstances.

Based on the foregoing, I am of the opinion that:

          1) The Company is duly organized, existing and in good standing under the laws of the State of Connecticut.

          2) The Company has authority to issue 50,000,000 shares of common stock with no par value, of which 19,830,798 are presently issued and outstanding.

          3) The 1,850,000 shares of Common Stock which are to be offered pursuant to said Registration Statement when sold as contemplated by the Registration Statement, will be duly and validly issued, fully-paid and nonassessable.




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I hereby consent to the inclusion in said Registration Statement of this opinion as an exhibit thereto.

Sincerely yours,



/s/ Robert C. Walker
ROBERT C. WALKER
Senior Vice President
and General Counsel




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